UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                           Steel Technologies Inc.
____________________________________________________________________________

                              (Name of Issuer)

                                Common Stock
____________________________________________________________________________

                       (Title of Class of Securities)

                                  858147101
____________________________________________________________________________

                               (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement (   ).
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       2 of 7

CUSIP NO.  858147101                 13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                George D. Bjurman & Associates
                ###-##-####
                IRS Identification No. 95-2654860
____________________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a) ______

                                                                  (b) ______
____________________________________________________________________________
3.      SEC USE ONLY
____________________________________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        California
____________________________________________________________________________
                                         5.       SOLE VOTING POWER
                                                  -0-
                                         ___________________________________
NUMBER OF SHARES                         6.       SHARED VOTING POWER
BENEFICIALLY                                      1,296,913
OWNED BY EACH REPORTING                  ___________________________________
PERSON WITH                              7.       SOLE DISPOSITIVE POWER
                                                  -0-
                                         ___________________________________
                                         8.       SHARED DISPOSITIVE POWER
                                                  1,296,913
                                         ___________________________________
____________________________________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,296,913
____________________________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        N/A
____________________________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.68%
____________________________________________________________________________
12.     TYPE OF REPORTING PERSON
        IA

       3 of 7

CUSIP NO.  858147101                 13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                George Andrew Bjurman*
                ###-##-####

____________________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a) ______

                                                                  (b) __X___
____________________________________________________________________________
3.      SEC USE ONLY
____________________________________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
____________________________________________________________________________
                                         5.       SOLE VOTING POWER
                                                  -0-
                                         ___________________________________
NUMBER OF SHARES                         6.       SHARED VOTING POWER
BENEFICIALLY                                      1,296,913*
OWNED BY EACH REPORTING                  ___________________________________
PERSON WITH                              7.       SOLE DISPOSITIVE POWER
                                                  -0-
                                         ___________________________________
                                         8.       SHARED DISPOSITIVE POWER
                                                  1,296,913*
                                         ___________________________________
____________________________________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,296,913*
____________________________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        N/A
____________________________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.68%
____________________________________________________________________________
12.     TYPE OF REPORTING PERSON
        IN


______________________________
* The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       4 of 7

CUSIP NO.  858147101                 13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Owen Thomas Barry III*
                ###-##-####

____________________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a) ______

                                                                  (b) __X___
____________________________________________________________________________
3.      SEC USE ONLY
____________________________________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
____________________________________________________________________________
                                         5.       SOLE VOTING POWER
                                                  -0-
                                         ___________________________________
NUMBER OF SHARES                         6.       SHARED VOTING POWER
BENEFICIALLY                                      1,296,913*
OWNED BY EACH REPORTING                  ___________________________________
PERSON WITH                              7.       SOLE DISPOSITIVE POWER
                                                  -0-
                                         ___________________________________
                                         8.       SHARED DISPOSITIVE POWER
                                                  1,296,913*
                                         ___________________________________
____________________________________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,296,913*
____________________________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        N/A
____________________________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.68%
____________________________________________________________________________
12.     TYPE OF REPORTING PERSON
        IN


______________________________
* The filing of this statement shall not be deemed an admission by Owen Thomas Barry III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       5 of 7

Item 1.

        (a)     Name of Issuer:

                         Steel Technologies Inc.

        (b)     Address of Issuer's Principal Executive Offices:

                         15415 Shelbyvill Road
                         Louisville, KY 40245


Item 2.

        (a)     Name of Persons Filing:

                         George D. Bjurman Associates ("GDBA"),
                         George Andrew Bjurman* and
                         Owen Thomas Barry III*.
                         *These individuals may, as a result of their ownership in and positions with GDBA, be deemed to be indirect beneficial owners of the equity securities held by GDBA. The filing of this statement shall not be deemed an admission by George Andrew Bjurman and Owen Thomas Barry that either person beneficially owns the securities attributed to GDBA for any purpose, regardless of whether they are acting in concert or acting severally.

        (b)     Address of Principal Business Office or, if none, Residence:

                         The business address for GDBA and Messrs. Bjurman and Barry is 10100 Santa Monica Boulevard, Suite 1200, Los Angeles, CA 90067.

        (c)     Citizenship:

                         GDBA is a corporation organized under the laws of California. Messrs. Bjurman and Barry are United States citizens.

        (d)     Title of Class of Securities:

                         Common Stock

        (e)     CUSIP Number:

                         858147101


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                GDBA is an Investment Adviser registered under section 203 of the Investment Company Act of 1940.

       6 of 7

Item 4. Ownership.

        (a)     Amount Beneficially Owned:

                         As of April 30, 1994, GDBA beneficially owned 1,296,913 shares. *Messrs. Bjurman and Barry III may, as a result of their ownership in and positions with GDBA, be deemed to be indirect beneficial owners of the equity securities held by GDBA.

        (b)     Percent of Class:

                         10.68%

        (c)     Number of shares as to which such person has:
                   (i)   sole power to vote or to direct the vote:
                                 -0-

                  (ii)   shared power to vote or to direct the vote:
                                 1,296,913**

                 (iii) sole power to dispose or to direct the disposition of:
                                 -0-

                  (iv) shared power to dispose or to direct the disposition of:
                                 1,296,913**

                **GDBA, as an investment adviser, shares such powers only to the extent that its clients may be able to give instructions that would supersede GDBA's otherwise full discretionary authority over the disposition or voting of the securities in its portfolios.

Item 5. Ownership of Five Percent or Less of a Class.

                         Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                         Not Applicable

Item 8. Identification and Classification of Members of the Group.

                         Not Applicable

Item 9. Notice of Dissolution of Group.

                         Not Applicable

       7 of 7

Item 10. Certification and Signature.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         08/11/94
                                         ___________________________________
                                                  Date

                                         /s/ George Andrew Bjurman
                                         ___________________________________
                                                  Signature

                                         George Andrew Bjurman, CEO, GDBA
                                         ___________________________________
                                                  Name/Title

                                         /s/ George Andrew Bjurman
                                         ___________________________________
                                                  George Andrew Bjurman

                                         /s/ Owen Thomas Barry III
                                         ___________________________________
                                                  Owen Thomas Barry III